Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No.’s. 333-129028, 333-131518, and 333-138720) of Metabasis Therepeutics, Inc. and in the related Prospectus and in the Registration Statement on Form S-8 (No.’s 333-116545, 333-125322, and 333-133096) of our reports dated March 5, 2007, with respect to the financial statements of Metabasis Therapeutics, Inc., Metabasis Thereapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Metabasis Therapeutic, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

San Diego, California
March 5, 2007